Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-Quarter Highlights

  Net income per share was $0.03, after reductions of $0.48 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. Income tax adjustments reduced net income by $0.20 per share, while a gain on the sale of the Company’s Filtration Technologies business increased net income by $0.21 per share.
  Net income/loss for Q3 2007 was a loss of $0.13 per share, after reductions of $0.57 from net restructuring charges, related idle-capacity costs, and costs related to performance-improvement initiatives. Income tax adjustments reduced Q3 2007 net income by $0.04 per share.
  Net sales from continuing operations were $266.9 million, an increase of 0.7 percent compared to the same period last year.
  Reflecting the previously announced suspension in production for Eclipse Aviation, the Engineered Composites operating loss was $3.3 million ($0.09 per share) in Q3 2008.
  Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $26.4 million in the third quarter of 2008, compared to $15.7 million in the same quarter of 2007. Included in third-quarter EBITDA are expenses related to restructuring and performance-improvement initiatives totaling $17.4 million in 2008, and $22.4 million in 2007. Q3 2008 also includes a gain of $6.1 million related to the sale of the Filtration business.

ALBANY, N.Y.--(BUSINESS WIRE)--November 3, 2008--Albany International Corp. (NYSE:AIN) reported third-quarter net income per share of $0.03, after reductions of $0.48 from net restructuring charges, related idle-capacity costs, and costs related to continuing performance-improvement initiatives. Income tax adjustments reduced net income by $0.20 per share, while a gain on the sale of the Company’s Filtration Technologies business increased net income by $0.21 per share.

Net income/loss for Q3 2007 was a loss of $0.13 per share, after expenses related to restructuring and performance-improvement initiatives reduced net income per share by $0.57, and income tax adjustments increased net income per share by $0.04.

In July 2008, the Company closed on the sale of its Filtration Technologies business, resulting in a pre-tax gain of $6.1 million ($0.21 per share) and the receipt of approximately $45 million in cash. The activities of this business are reported as a discontinued operation in the third-quarter financial statements and, accordingly, are excluded from Tables 1, 2, and 3, below.

Net sales from continuing operations increased $2.0 million, or 0.7 percent compared to the same period last year. Excluding the effect of changes in currency translation rates, net sales decreased 2.6 percent as shown in Table 1, below:

Table 1
	Net Sales Three Months ended September 30,		Percent Change	Impact of Changes in Currency Translation Rates	Percent Change excluding Currency Rate Effect
(in thousands)	2008	2007
Paper Machine Clothing	$179,449	$189,077	-5.1%	$4,624	-7.5%
Albany Door Systems	46,268	37,363	23.8%	2,911	16.0%
Engineered Fabrics	24,117	25,219	-4.4%	1,149	-8.9%
Engineered Composites	12,000	9,341	28.5%	-	28.5%
PrimaLoft® Products	5,088	3,960	28.5%	67	26.8%
Total	$266,922	$264,960	0.7%	$8,751	-2.6%

Gross profit was 33.4 percent of net sales in the third quarter of 2008, compared to 34.5 percent in the same period of 2007. The difference was principally due to higher costs associated with performance-improvement initiatives, and a decrease in gross profit in the Engineered Composites business. As described in the paragraphs that follow Table 3, costs associated with idle-capacity and performance-improvement initiatives were $6.0 million in Q3 2008 and $3.9 million in Q3 2007.

Selling, technical, general, and research (STG&R) expenses were 29.3 percent of net sales in the third quarter of 2008, compared to 29.0 percent in the third quarter of 2007. STG&R expenses were $78.3 million in the third quarter of 2008, in comparison to $76.8 million in the third quarter of 2007. The Company began amortizing capitalized costs associated with the SAP implementation in Q3 2008, resulting in additional $0.9 million of expense. In addition, compared to Q3 2007, Q3 2008 STG&R expenses included a $2.6 million increase in expenses related to the effect of changes in currency translation rates, and a $0.3 million decrease in expenses related to performance-improvement initiatives.

Operating income was $4.1 million in the third quarter of 2008, compared to $1.0 million for the same period of 2007.

The following table presents segment operating income:

Table 2
	Operating Income
	Three Months ended
	September 30,
(in thousands)	2008	2007
Paper Machine Clothing	$19,246	$15,886
Albany Door Systems	3,231	(99)
Engineered Fabrics	4,060	4,429
Engineered Composites	(3,342)	(1,309)
PrimaLoft® Products	646	304
Research expenses	(6,004)	(5,892)
Unallocated expenses	(13,715)	(12,277)
Total	$4,122	$1,042

Third-quarter segment operating income included the following expenses associated with restructuring and performance-improvement initiatives:

Table 3
	Q3 2008				Q3 2007
(in thousands)	Restructuring and Other, Net	Idle- capacity Costs at Plants Closing	Performance- improvement Initiatives	Total	Restructuring and Performance-improvement Initiatives
Paper Machine Clothing	$6,761	$1,020	$5,517	$13,298	$18,195
Albany Door Systems	227	-	-	227	1,085
Engineered Fabrics	-	-	-	-	452
Engineered Composites	366	-	-	366	-
Research expenses	(192)	-	-	(192)	308
Unallocated expenses	(431)	-	4,166	3,735	2,328
Total	$6,731	$1,020	$9,683	$17,434	$22,368

Q3 2008 net restructuring costs totaled $6.7 million and were related principally to the restructuring of the Company’s Gosford, Australia, operation.

Q3 2008 idle-capacity costs of $1.0 million were related to previously announced closures of paper machine clothing (PMC) plants in the U.S. The Company expects idle-capacity costs at these plants to be lower in the fourth quarter.

Q3 2008 performance-improvement costs totaled $9.7 million, of which $5.0 million was reported in cost of goods sold, and $4.7 million was reported in STG&R expenses. Items reported in cost of goods sold include $3.3 million for equipment relocation and $1.5 million related to the new plant start-up in Hangzhou, China. The Hangzhou plant produced its first saleable products in October and will gradually increase to full production over the next several quarters. Due to underutilization of the Hangzhou facility and high depreciation costs relative to production rates during the ramp-up period, the Company continues to expect the plant to show losses through the middle of 2009. Performance-improvement costs reported as STG&R expenses were primarily related to the implementation of SAP.

Q3 2007 costs for restructuring and performance-improvement initiatives amounted to $22.4 million, of which $13.5 million was reported as restructuring, $5.0 million was included in STG&R expenses, and $3.9 million was included in cost of goods sold.

Third-quarter 2008 income tax expense reflects the effect of discrete tax adjustments that decreased net income by $3.9 million ($0.13 per share). In addition, third-quarter 2008 income tax expense includes expense of $2.0 million ($0.07 per share) due to an out-of-period adjustment to correct an equivalent favorable discrete tax adjustment recorded in Q2 2007. The corrected item has no impact on EBITDA or cash flows in any period. The Company does not believe that the corrected item is or was material to any previously issued annual or quarterly financial statements; as a result, the Company has not restated its previously issued annual or quarterly financial statements. In the third quarter of 2007, the Company recorded discrete tax adjustments that reduced net income by $1.1 million ($0.04 per share).

Net cash provided by operating activities was $9.2 million in the third quarter of 2008, compared to $4.5 million for the same period of 2007. Capital spending during the third quarter of 2008 was $31.4 million, and totaled $105.0 million for the first nine months of 2008. The Company expects capital spending to be approximately $150 million in 2008 and has reduced its estimate of capital spending for 2009 from $70 million to $60 million. Depreciation and amortization were $13.6 million and $2.1 million, respectively, for the third quarter of 2008. Depreciation and amortization are estimated to be $60 million and $7 million for 2008, and $70 million and $8 million for 2009.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $26.4 million in the third quarter of 2008, compared to $15.7 million in the same quarter of 2007. Included in third-quarter EBITDA are expenses related to restructuring and performance-improvement initiatives totaling $17.4 million in 2008, and $22.4 million in 2007. Q3 2008 also includes a gain of $6.1 million related to the sale of the Filtration business.

Paper Machine Clothing (PMC)

This segment includes Paper Machine Clothing and Process Belts used in the manufacture of paper and paperboard products.

Q3 2008 net sales decreased 5.1 percent compared to the third quarter of 2007. Excluding the effect of currency translation rates, net sales decreased 7.5 percent. The decrease in sales was primarily due to lower sales volume.

Compared to the third quarter of 2007, trade sales in the Americas declined 7.4 percent. Trade sales in South America decreased 3.1 percent, while sales in North America declined 8.2 percent. The decline in sales was due to both lower sales volume and lower average prices. Lower operating costs from plant closings and performance-improvement initiatives in North America helped to offset top-line pressures.

In Europe, compared to the third quarter of 2007, trade sales in euros decreased 5.7 percent due entirely to lower sales volume. As in the Americas, lower operating costs helped to offset the decline in sales.

Trade sales in Asia were 7.6 percent lower than the third quarter of 2007. Sales in China, compared to the same period, were flat. The new capacity in Asia continues to come on stream as planned.

Albany Door Systems (ADS)

This segment includes products, parts, and service sales of High Performance Doors to a variety of industrial customers.

Net sales in Europe in euros were up 15.8 percent compared to the third quarter of 2007. This increase was due to continued strength in product sales and growth in the aftermarket. Compared to last year, operating income improved due to both higher sales and the 2007 consolidation of European manufacturing operations.

In North America, net sales increased 24.5 percent compared to the same period last year due to strong product sales.

Albany Engineered Composites (AEC)

This segment includes sales of specialty materials and composite structures for aircraft and other applications.

Net sales increased 28.5 percent compared to the third quarter of 2007. AEC generated an operating loss of $3.3 million during the quarter, compared to a loss of $1.3 million in the third quarter of 2007. The increase in the Q3 2008 operating loss was primarily due to lower Eclipse revenue and increases in costs associated with new program development.

Albany Engineered Fabrics (EF)

This segment includes sales of a variety of products similar to PMC for application in the corrugator, pulp, nonwovens, building products, tannery, and textile industries.

Excluding the effect of changes in currency translation rates, net sales compared to the third quarter of 2007 decreased 8.9 percent and were flat or down in every product line. The decrease in net sales and higher depreciation, due to the Q4 2007 start-up of the new plant in Kaukauna, Wisconsin, resulted in lower operating income for this segment.

PrimaLoft® Products

This segment includes sales of insulation for outdoor clothing, gloves, footwear, sleeping bags, and home furnishings.

Net sales excluding the effect of changes in currency translation rates increased 26.8 percent compared to the same period last year. The increase reflects continued strength in outerwear sales in North America and Europe. Home furnishings sales in North America continued to be negatively affected by weakness in the retail market.

CEO Comments

President and CEO Joe Morone said, “Despite a rapidly deteriorating general economy and paper industry, and the effects of the previously announced slowdown at Eclipse Aviation, earnings in Q3 2008 were comparable to earnings in Q3 2007, excluding the effects of restructuring, performance-improvement initiatives, and income tax adjustments. The effects of weak PMC and EF sales and AEC income were largely offset by continued reductions in cost and another outstanding quarter for Albany Door Systems. More generally, the Q3 results offer a window into the performance trends that we anticipate for the next few quarters. The top line, particularly in PMC, is certainly being hurt by the global recession. On the other hand, even in a long and deep recession, we expect to continue to make good progress, just as we did in Q3, toward our twin objectives of restoring the long-term cash generating potential of PMC, and establishing a family of new businesses with the potential for significant, sustainable, and profitable growth. We are of course acutely aware of the likelihood of a prolonged global recession. But fundamentally, we are confident that our cash and grow strategy is sound, and that we will come out of the recession in an even stronger competitive position in each of our businesses than we were in at its outset.

“Turning first to PMC, Q3 sales, excluding the effects of currency translation, were 8 percent lower than in Q3 2007. This was an across-the-board effect. Sales in every region were lower than normal, primarily due to lower sales volume. Sales were especially weak in August 2008, suggesting that normal seasonal downturns are likely to be magnified during recession. Operating income in Q3, excluding costs associated with restructuring and performance-improvement initiatives, was 5 percent lower than a year ago as continuing cost reductions partially offset the lower sales.

“We expect this global slowdown in PMC sales to continue for the length of the recession, as paper makers in every region reduce mill operating rates, slow down operating speeds, extend downtime periods, and accelerate the pace of machine shutdowns. And yet, as the paper industry weakens, our competitive strength in the PMC market continues to grow, which is why even in the face of global recession, we remain confident about our overall strategy and progress. We gained market share year to date in the Americas, Europe, and China; maintained what is for this time of year a strong order-to-sales ratio in North America; continued to make progress with key contract negotiations in Europe; and completed promising new product trials in each of our major product lines. Meanwhile, our three-year, global restructuring process enters its final year on schedule. The pacing item now in this process is the ramp-up of our three plants in Asia. The expansion of our Korean plant is largely complete, and the team there has already expanded its production rates while maintaining exceptional quality levels. And the new plant in Hangzhou, China, passed an important milestone in early October, when it successfully produced its first set of products for shipment.

“Engineered Fabrics had another tough quarter in Q3. As we have discussed before, this business shares many similarities with PMC, and about 30 percent of its revenue derives from sales to markets adjacent to paper. Another 20 percent of revenue derives from products that serve the struggling building products market. If there is a silver lining here, it is that 40 percent of EF revenue derives from sales to the nonwovens industry, which is still growing even in North America and Europe. Q3 2008 orders for the nonwovens industry grew by 25 percent compared to Q3 2007, and by 15 percent compared to Q2 2008. Moreover, our sales to the building products industry appear to have bottomed; orders in Q3 2008 were comparable to Q3 2007 and considerably stronger than in Q2 2008. For this reason, even though EF sales performance in Q3 was similar to PMC’s, there is reason to believe that the recession will not have as large an effect on this business as it is already having in PMC.

“Turning next to Albany Door Systems, Q3 2008 was another strong quarter. Compared to Q3 2007, and excluding currency effects, sales grew by 16 percent and operating income by 250 percent. Once again, performance was strong across the board, in all regions and in both product sales and aftermarket. Orders in Q3 2008 were 20 percent higher than Q3 2007. Nonetheless, we still expect a slowdown in this business next year. How severe the effect will be is uncertain. Product sales will likely decline, which will especially affect North America, where product sales represent 90 percent of revenue. On the other hand, in Europe, which represents 70 percent of total segment sales, the impact of recession should be lessened by the aftermarket business, which should continue to grow during recession. Europe’s aftermarket business represents about 35 percent of European sales and an even larger fraction of segment operating income. And even in the product side of the business, we have been preparing for a downturn for at least a year by reducing fixed costs in our manufacturing operations, and shifting the underlying operating model to one with a heavier reliance on variable costs.

“Turning finally to Composites, in August we announced that Eclipse Aviation, AEC’s largest customer, was substantially cutting back production. For AEC, this meant a complete stoppage of production of parts for Eclipse. We also stated in August that we expected Eclipse to ramp back up in 2009. Indications from Eclipse are that they are on track for a 2009 recovery, which would mean that AEC production of Eclipse components would return to at least Q2 2008 rates by Q3 of 2009.

“In the short term, the slowdown has clearly affected our results. We had been expecting AEC to at least break even in Q3. Instead, it lost $3.3 million ($0.09 per share). Even without Eclipse, AEC did grow by 29 percent compared to Q3 2007, but since Eclipse represented by far our highest volume, and therefore most efficient production line, losing those sales had a disproportionate effect on income.

“We will update our five-year projections for AEC in our Q1 2009 release. For now, in the short term, we still believe AEC has the potential to continue to grow along the five-year, 35 percent compound annual growth rate that we projected at the end of 2007. Our experience in Q3 suggests that short-term setbacks to the realization of this potential will likely be of the sort that we experienced with Eclipse in Q3, rather than more general recessionary pressures.

“Beyond the five-year horizon, the Eclipse slowdown in no way alters our view of the long-term potential of this business. We have spoken in earlier announcements of AEC’s potential to become significantly larger than the $150 million enterprise we had earlier envisioned, and to become a second core business of the Company. During Q3, we conducted a comprehensive analysis of the size and nature of the AEC market opportunity. We now see a business with the potential to grow organically to $400 million in sales, with operating income margins at least comparable to PMC, by the time the next-generation single-aisle aircraft goes into service late next decade.

“In sum, across all of our businesses, Q3 suggests to us that we continue to make progress with our cash flow and grow strategy, and that our long-term vision of a mutually reinforcing portfolio of advanced textiles businesses continues to unfold in the manner we have been anticipating. That said, we are under no illusions about the economic environment that we are facing. While we hope we are wrong about this, we are preparing for a long and deep global recession. And so, company-wide, we are approaching 2009 with two overarching principles.

“On the one hand, our goal for each of our businesses is to come out of this recession in a stronger competitive position than we were in when we entered. This means we will continue to push ahead with our various strategic initiatives, whether they be new business development in AEC, growth of the aftermarket in Doors, introduction of new product lines in EF, or completion of the three-year restructuring plan and introduction of new products in PMC.

“On the other hand, we must do and are doing everything possible to maximize cash flow. We have frozen travel, except when it entails working with our customers; frozen hiring, except when it entails bringing on board exceptional talent; are delaying capital expenditures, except when they directly promote advancement of our strategic initiatives; have slowed down the global rollout of SAP, which, compared to this year, will reduce cash outlays for consulting by as much as $10 million in 2009; are accelerating efforts to reduce working capital; and in general, have instilled a sense of awareness throughout the Company that in a recession as long and deep as this one is likely to be, cash is unquestionably king. We have told investors for the past two years that our objective for 2009 was to generate significant cash flow. While the recession means that we will not generate as much cash as we had been anticipating, we do still expect 2009 EBITDA to significantly exceed capital expenditures and to therefore enable the Company to significantly reduce debt.

“Like everyone in this economy, we are sobered by the prospect of global recession. And there is no doubt that revenue and income are being affected by it. Q3 results, especially in PMC, give us an indication of the magnitude of that effect. But we are also confident that the strategic pathway we set out on two years ago is still the right course for Albany International and its investors. We are making good progress toward the development of our cash and grow portfolio of businesses, and despite the recession, our timeline for the development of that portfolio remains unchanged. We continue to expect that by this time in 2010 the cash and grow portfolio will have been fully implemented.”

The Company plans a live webcast to discuss third-quarter 2008 financial results on Tuesday, November 4, 2008, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

Albany International is a global advanced textiles and materials processing company. Its core business is the world’s leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany’s family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.

This release contains certain items, such as sales excluding currency effects, earnings before interest, taxes, depreciation, and amortization (EBITDA), costs associated with restructuring and performance-improvement initiatives, and certain income and expense items on a per share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring and performance-improvement measures, and in particular of the costs associated with the implementation of such measures, on the Company’s net income (both absolute and on a per share basis), operating income and EBITDA, or on the operating income of a business segment, can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such measures had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period.

The Company calculates EBITDA by adding Interest expense, net, Income taxes, Depreciation and Amortization to Net income. We believe that EBITDA provides useful information to investors because it provides one indication of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and strategic investments, as well as our ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While the Company will continue to make capital and other investments in the future, it is currently in the process of concluding a period of significant investment in plant, equipment and software. Depreciation and amortization associated with these investments will begin to have a significant impact on the Company’s net income in future quarters. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in our statements of operations.

The following table contains the calculation of third-quarter EBITDA:

	EBITDA Three Months ended September 30,
(in thousands)	2008	2007
Net income/(loss)	$760	($3,871)
Interest expense, net	4,520	3,782
Income tax expense	5,437	185
Depreciation	13,613	14,320
Amortization	2,107	1,263
Total	$26,437	$15,679

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight of the underlying quarterly earnings. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate at the end of the applicable reporting period and the weighted average number of shares outstanding for the period. For the gain on sale of the discontinued operation, the Company used the tax rate applicable to that transaction.

Quarter ended September 30, 2008
(In thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Engineered Composites operating loss	$ 3,342	$ 602	$ 2,740	29,857	$0.09
Restructuring and other performance- improvement costs	17,434	3,138	14,296	29,857	0.48
Gain on sale of discontinued operation	6,134	(259)	6,393	29,857	0.21
Discrete tax adjustments	5,894	---	5,894	29,857	0.20
Quarter ended September 30, 2007
(In thousands, except per share amounts)	Pretax amounts	Tax Effect	After-tax Effect	Shares Outstanding	Per Share Effect
Restructuring and other performance- improvement costs	$22,368	$5,592	$16,776	29,492	$0.57
Discrete tax adjustments	1,059	----	1,059	29,492	0.04

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s Annual Report on Form 10-K) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast, include, without limitation, statements about future economic and paper industry conditions, materials costs, PMC sales and operating income during the next several quarters, revenue growth and income expectations for the Company’s emerging businesses, the amount and timing of anticipated costs and savings associated with cost-reduction and performance-improvement initiatives, pricing conditions in the PMC industry, the amount and timing of capital expenditures, tax rates, and depreciation and amortization. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of various businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results and independent forecasts regarding the markets in which these businesses operate. Historical growth rates are no guarantee of future growth, and such independent forecasts could prove incorrect.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,
2008	2007		2008	2007

$266,922	$264,960	Net sales	$837,331	$772,253
177,772	173,583	Cost of goods sold	550,053	489,700

89,150	91,377	Gross profit	287,278	282,553
78,297	76,823	Selling, technical, general and research expenses	247,625	231,850
6,731	13,512	Restructuring and other, net	13,825	28,233

4,122	1,042	Operating income	25,828	22,470
4,520	3,782	Interest expense, net	13,602	10,666
(706)	1,409	Other (income)/expense, net	1,175	1,622

308	(4,149)	Income/(loss) from continuing operations before income taxes	11,051	10,182
5,805	81	Income tax expense	12,082	971

(5,497)	(4,230)	(Loss)/income before associated companies	(1,031)	9,211
159	(195)	Equity in income/(losses) of associated companies	(86)	(430)
(5,338)	(4,425)	(Loss)/income from continuing operations	(1,117)	8,781

		Discontinued operations:
(404)	658	(Loss)/income from operations of discontinued business	(91)	1,255
6,134	-	Gain on sale of discontinued business	6,134	-
(368)	104	Income tax (benefit)/expense	(238)	197
6,098	554	Income from discontinued operations	6,281	1,058

$760	($3,871)	Net income/(loss)	$5,164	$9,839

		(Loss)/income from continuing operations:
($0.17)	($0.15)	Basic	($0.04)	$0.30
($0.17)	($0.15)	Diluted	($0.04)	$0.30

		Income from discontinued operations:
$0.20	$0.02	Basic	$0.21	$0.03
$0.20	$0.02	Diluted	$0.21	$0.03

		Net income/(loss) per share:
$0.03	($0.13)	Basic	$0.17	$0.33
$0.03	($0.13)	Diluted	$0.17	$0.33

		Shares used in computing (losses)/earnings per share:
29,857	29,492	Basic	29,743	29,380
30,081	29,492	Diluted	30,021	29,790

$0.12	$0.11	Dividends per share	$0.35	$0.32

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited)
	September 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$93,962	$73,305
Accounts receivable, net	232,842	232,440
Inventories	226,224	247,043
Income taxes receivable and deferred	25,070	26,734
Prepaid expenses and other current assets	22,712	22,832
Total current assets	600,810	602,354

Property, plant and equipment, net	576,642	525,853
Investments in associated companies	4,204	5,373
Intangibles	9,448	11,217
Goodwill	194,184	194,660
Deferred taxes	87,393	100,604
Cash surrender value of life insurance policies	46,494	43,701
Other assets	41,958	43,215
Total assets	$1,561,133	$1,526,977

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$19,551	$32,030
Accounts payable	53,828	82,157
Accrued liabilities	137,149	120,267
Current maturities of long-term debt	10	1,146
Income taxes payable and deferred	5,988	2,970
Total current liabilities	216,526	238,570

Long-term debt	526,276	446,433
Other noncurrent liabilities	146,016	188,621
Deferred taxes and other credits	58,895	53,682
Total liabilities	947,713	927,306

Commitments and Contingencies	-	-

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
35,169,431 in 2008 and 34,819,384 in 2007.	35	35
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2008 and 2007	3	3
Additional paid in capital	335,658	326,608
Retained earnings	538,968	544,228
Accumulated items of other comprehensive income:
Translation adjustments	29,384	42,208
Pension liability adjustment	(31,757)	(55,953)
Derivative valuation adjustment	-	1,565
	872,291	858,694
Less treasury stock (Class A), at cost (8,523,139 shares
in 2008 and 8,530,066 in 2007)	258,871	259,023
Total shareholders' equity	613,420	599,671
Total liabilities and shareholders' equity	$1,561,133	$1,526,977

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2008	2007
OPERATING ACTIVITIES
Net income	$5,164	$9,839
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in losses of associated companies	86	430
Depreciation	43,618	43,020
Amortization	4,553	3,605
Provision for deferred income taxes, other credits and long-term liabilities	1,610	(2,925)
Provision for write-off of equipment	1,793	3,452
Increase in cash surrender value of life insurance	(1,806)	(2,146)
Unrealized currency transaction gains and losses	(2,401)	(273)
Gain on disposition of discontinued operations	(6,134)	-
Shares contributed to ESOP	4,593	4,065
Stock option expense	126	602
Tax benefit of options exercised	(811)	(1,088)
Issuance of shares under long-term incentive plan	624	937

Changes in operating assets and liabilities, net of business acquisitions and divestitures:
Accounts receivable	(8,126)	(16,895)
Inventories	(2,706)	(18,804)
Income taxes prepaid and receivable	-	(16,076)
Prepaid expenses	(101)	(4,570)
Accounts payable	(26,826)	922
Accrued liabilities	17,719	33,449
Income taxes payable	3,710	1,667
Other, net	(2,816)	61
Net cash provided by operating activities	31,869	39,272

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(104,958)	(90,684)
Proceeds from sale of discontinued operations, net of cash transferred	42,268	-
Purchased software	(10,027)	(11,687)
Acquisitions, net of cash acquired	-	(9,592)
Cash received from life insurance policy terminations	-	1,470
Premiums paid for life insurance policies	(987)	(988)
Gain on cross currency swap	8,090	-
Net cash (used in) investing activities	(65,614)	(111,481)

FINANCING ACTIVITIES
Proceeds from borrowings	87,010	83,697
Principal payments on debt	(21,884)	(28,104)
Proceeds from options exercised	2,813	2,958
Tax benefit of options exercised	811	1,088
Dividends paid	(10,094)	(9,088)
Net cash provided by financing activities	58,656	50,551

Effect of exchange rate changes on cash flows	(4,254)	188

Increase/(decrease) in cash and cash equivalents	20,657	(21,470)
Cash and cash equivalents at beginning of year	73,305	68,237
Cash and cash equivalents at end of period	$93,962	$46,767

CONTACT:
Albany International Corp.
Investors:
John Cozzolino, 518-445-2281
Vice President of Strategic Planning
john.cozzolino@albint.com
or
Media:
Susan Siegel, 518-445-2284
Director of Corporate Communications
susan.siegel@albint.com